Exhibit 99.1

                       ADDVANTAGE TECHNOLOGIES GROUP, INC.
                 PROJECTS SLOW-DOWN IN GROWTH FOR FISCAL 2005

     Broken Arrow, Oklahoma, March 8, 2005--ADDvantage Technologies Group, Inc. (AMEX: AEY) held its annual shareholders meeting today in Broken Arrow, Oklahoma at its corporate offices. At the meeting, shareholders approved the election of the Company's slate of incumbent directors and ratified the selection of Tullius, Taylor, Sartain & Sartain as the Company's independent auditors for fiscal 2005.

     During his presentation to the shareholders, Ken Chymiak, President and CEO, reported on the Company's business and recent results. During the report, he commented that:

* The Company expects the costs to meet the requirements of Sarbanes-Oxley
  Section 404 and its implementation will increase general and administrative expenses approximately $300,000 over the next 18 months; and
* Based on its results to date, the Company expects sales for its second quarter, which ends March 31, to be less than the second quarter of fiscal year 2004 due to the weather and the timing of customers' orders. The second quarter slow-down will slow the Company's year-over-year growth.

Mr. Chymiak added, "Based on previous cycles in our industry, we believe the slow down is temporary and the potential for the second half of fiscal 2005 looks bright. Our sales associates continue to quote significant quantities of new Scientific-Atlanta and Motorola products. Our sales initiatives in Latin America are gaining momentum based on our sales and contacts during recent visits to the region."


ADDVANTAGE TECHNOLOGIES GROUP, INC. (AMEX: AEY), through its subsidiaries, TULSAT, Lee Enterprise, NCS Industries, ComTech Services, Tulsat-Texas, and Tulsat-Atlanta distribute new and refurbished cable television ("CATV") equipment, and operate repair centers at each location. TULSAT is a Value Added Reseller ("VAR") and a Master Distributor for Scientific-Atlanta legacy products and is a distributor for most of their other products. NCS is a VAR for Motorola broadband and transmission products and national distributor for PROMAX test equipment. The Company is also a distributor for other companies such as Blonder-Tongue, Standard Electronics, Videotek, Quintech Electronics, and Corning Gilbert, among others. In addition to selling new, excess and refurbished cable television equipment throughout North America and other regions, they operate repair centers specializing in many different Original Equipment Manufacturer ("OEM") products. TULSAT is also a Third Party Authorized Repair Center for select Scientific-Atlanta products and ComTech Services is an authorized Alpha warranty repair center. For more information, please visit the corporate web site at www.addvantagetech.com or contact the Company directly at 918-251-9121.

The information in this announcement may include forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments that the Company expects or anticipates will or may occur in the future, are forward-looking statements. These statements are subject to risks and uncertainties which could cause actual results and developments to differ materially from these statements. A complete discussion of these risks and uncertainties is contained in the Company's reports and documents filed from time to time with the Securities and Exchange Commission.


Company Contact:   Ken Chymiak     (9l8) 25l-2887
                   David Chymiak   (9l8) 25l-2887
                   Dee Cooper      (9l8) 25l-9l2l